Exhibit 10.3

Amendment to Henry P. Flinter’s Employment Agreement

This AGREEMENT (the “Amendment”), dated as of March 30, 2016 (the “Effective Date”), is between Overseas Shipholding Group, Inc. (the “Company”) and Henry P. Flinter (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement, dated September 29, 2014 (the “Employment Agreement”).

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in accordance with Section 13(c) thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Section 1(a) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

The Company hereby agrees to employ the Executive as Senior Vice President of the Company and President of the US Flag SBU, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the Term, as defined in Section 2 hereof. The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the CEO and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. The Executive shall report to the Chairman of the Board, or the CEO.

2.
The references to the Executive’s service as “Co-President of the Company and Head of US Flag SBU” in the first Whereas clause of the Employment Agreement and in Section 2 of the Employment Agreement shall be, as of and after the date of this Agreement, be deemed references to service as “Senior Vice President of the Company and President of the US Flag SBU”.

3.	Section 3(b) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

In addition to the Base Salary, with respect to each fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), with a target Annual Bonus (the “Target Bonus”) for 2016 of 112.5% of Base Salary and for 2017 and thereafter of 100% of Base Salary. Actual Annual Bonuses will be based on the achievement of annual individual, business unit and Company performance objectives established by the Board pursuant to the Company’s annual incentive plan and subject to increase or decrease based on performance factors as set forth therein, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus. Notwithstanding anything to the contrary herein, the Annual Bonus shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Annual Bonus relates.

4.	Section 3(c) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

During the term of employment, the Executive may periodically be recommended to receive equity grants in the form of nonstatutory stock options, restricted stock, restricted stock units, or performance stock units, subject to the Board’s approval and further subject to NYSE or other rules and regulations related to the timing of grants. Any such grants will be subject to terms and conditions approved by the Board upon the recommendation of the Compensation Committee. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan and in the grant agreement evidencing such grants, subject to Section 6(a) hereof. The grant for 2016 will have a value of $425,000 and the grant for 2017 and thereafter will have a value of 100% of Base Salary, in each case as determined by the Company consistent with past practice. One-third of each grant shall be in the form of stock options, one-third in time-based restricted stock units and one-third in performance-based restricted stock units. Vesting will be over a three year period, in equal one-third portions, as outlined in the individual equity agreements; provided that, in the case of performance-based restricted stock units granted after January 1, 2016, grants shall vest at the end of a three year period unless otherwise specified in the related individual equity agreements.

5.	The first paragraph of Section 6(a) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive the amounts described in paragraphs (A), (B) and (C) and provide the benefits described in (D) below at the times specified below, and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

6.	Section 6(a)(C) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

Bonus Payment.  In a single lump sum within 30 days following the Date of Separation from Service a one-time amount equal to the Target Bonus as in effect for the year in which the Date of Separation from Service occurs (provided, however, that for any Separation from Service effective prior to January 1, 2018, such amount shall be equal to 125% of the Base Salary in effect as of immediately prior to such Separation from Service) (such lump sum, the “Separation Payment”).

7.	The following Section is added to Section 6(a) of the Employment Agreement as Section 6(a)(D):

Vesting of Equity Awards. All Option Shares and RSUs (and any other equity based grants or cash in lieu of grants) granted to the Executive, to the extent not otherwise vested, shall be vested (performance-based grants shall vest at target levels) as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, death or Disability (the “Accelerated Vesting”).

8.	Except as provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

9.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

Henry P. Flinter
/s/Henry P. Flinter

Overseas Shipholding Group, Inc.

/s/Ian T. Blackley
Name: Ian T. Blackley
Title: President & CEO

Signature Page to Amendment